Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-227965) pertaining to the Amended and Restated 2018 Equity Incentive Plan (Prior Plan), Amended and Restated 2018 Equity Incentive Plan, and 2018 Employee Stock Purchase Plan of Allogene Therapeutics, Inc. of our report dated March 8, 2019, with respect to the financial statements of Allogene Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Redwood City, California

March 8, 2019